news                                                           UNIT CORPORATION
-------------------------------------------------------------------------------
          1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7714



                               Contact:     Larry D. Pinkston
                                            Executive Vice President, Treasurer
                                            and Chief Financial Officer
                                            (918) 493-7700


For Immediate Release...
July 23, 2003


                     UNIT CORPORATION REPORTS SECOND QUARTER
                        & FIRST SIX MONTH RESULTS IN 2003


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the second quarter and first six months of 2003. Consolidated net income for the second quarter was $11.7 million, or 27 cents per diluted share, on revenues of $73.0 million, compared to 2002's net income of $5.1 million, or 14 cents per diluted share, on revenue of $44.8 million. Revenues increased 63 percent while net income increased 129 percent between the comparative quarters. The dramatic improvement in net income was attributable to significantly higher natural gas prices and increased drilling rig utilization.

     For the six-month period, the Company reported consolidated net income of $25.7 million, or 59 cents per diluted share. Net income in the first quarter of 2003 included $1.3 million of income, net of tax for the impact of the adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which became effective in the first quarter of 2003. SFAS 143 requires oil and natural gas operating companies to recognize in current periods the present value of the estimated future cost for the plugging of its oil and natural gas wells and upon implementation requires the recalculation of depreciation, depletion and amortization for prior years. Income before the change in accounting principle for the first six months of 2003 was $24.4 million, on revenues of $141.4 million, or 56 cents per diluted share, compared to 2002's first six month net income of $7.8 million, or 21 cents per diluted share, on revenue of $83.5 million.

UNIT PETROLEUM RESULTS

     Revenues from Unit's oil and natural gas operations increased 44 percent in the second quarter to $26.9 million due to significantly higher oil and natural gas prices. During the first six months of 2003, oil and natural gas revenues were $60.1 million, an increase of 96 percent over the same period in 2002. Natural gas production was 4,955 million cubic feet (MMcf) in the second quarter of 2003, while oil production for the same period was 123,000 barrels, which on an equivalent Mcf basis was one percent less than the second quarter of 2002. Natural gas production was 9,810 MMcf in the first six months of 2003, while oil production for the same period was 238,000 barrels, a 2 percent increase on an equivalent Mcf basis over the first six months of 2002.

     Average natural gas prices received during the second quarter of 2003 increased 58 percent to $4.74 per Mcf compared to $3.00 per Mcf during the second quarter of 2002. The average oil price received was $25.51 per barrel in the second quarter of 2003 compared to $22.59 per barrel in the 2002 comparative quarter, a 13 percent increase. For the first six months of 2003, average natural gas prices received increased 111 percent to $5.34 per Mcf compared to $2.53 per Mcf during the first six months of 2002. The average oil price received was $27.86 per barrel in the first six months of 2003 compared to $19.83 per barrel in 2002, a 40 percent increase. During the first six months of 2003, Unit completed 62 wells with a success rate of 85 percent.

UNIT DRILLING RESULTS

     Contract drilling revenues increased 75 percent between the comparative second quarters to $45.2 million, due to an increase in the number of rigs utilized. The average rig utilization was 62.4 rigs in the second quarter of 2003, up 88 percent from 2002's second quarter. Currently, Unit has 69 of its 75 rigs operating. Daywork rates for the second quarter averaged $7,601 per day, which was 1.3 percent below the comparable quarter of 2002.

     Between the comparative first six months, contract drilling revenues increased 52 percent in 2003 to $79.8 million with rig utilization increasing to an average of 56.8 rigs operating in the first six months of 2003, compared to
33.0 rigs in the first six months of 2002. Contract drilling cash operating margins per rig averaged $1,784 per day during the first six months of 2003, compared to $2,224 for the same period in 2002.

MANAGEMENT COMMENTS

     "The increase in commodity prices and current industry conditions are presenting growth opportunities for Unit," said John Nikkel, President and Chief Executive Officer. "We recently announced that Unit signed a letter of intent with PetroCorp Incorporated to acquire all outstanding shares of that company for approximately $190 million. The acquisition price is to be paid using a combination of 2,000,000 shares of Unit Corporation stock and cash. PetroCorp explores and develops oil and natural gas properties primarily in Texas and Oklahoma. This acquisition will fit well with Unit's current operations, providing us with the opportunity to further develop and exploit new fields. Our exploration and production operations are on track to drill 140 to 150 wells by year-end. Our contract drilling operations are improving with a current rig utilization rate of an impressive 92 percent of 75 total rigs compared to 56 percent of 55 total rigs at this time in 2002. We are pleased with the industry's responses to higher natural gas prices and will continue our emphasis on growing our asset base."

WEBCAST

     Unit will webcast its second quarter earnings conference call live over the Internet on July 23, 2003 at 2:30 p.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

              ----------------------------------------------------

     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the closing of the pending acquisition of PetroCorp Incorporated, the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
                     (In thousands except per share amounts)


                                         Three Months Ended   Six Months Ended
                                              June 30,            June 30,
                                           2002      2003      2002      2003
--------------------------------------------------------------------------------

Statement of Operations:
  Revenues:
      Contract drilling                  $ 25,841  $ 45,221  $ 52,555  $ 79,787
      Oil and natural gas                  18,668    26,871    30,629    60,119
      Other                                   244       888       299     1,520
                                         --------- --------- --------- ---------
              Total revenues               44,753    72,980    83,483   141,426
                                         --------- --------- --------- ---------
  Expenses:
      Contract drilling:
          Operating costs                  20,137    33,641    39,269    61,452
          Depreciation and amortization     2,928     5,899     5,739    10,793
      Oil and natural gas:
          Operating costs                   5,161     5,893    10,109    12,508
          Depreciation, depletion and
            amortization                    5,988     6,445    11,257    12,492
      General and administrative            2,013     2,070     4,042     4,520
      Interest                                229       175       516       386
                                         --------- --------- --------- ---------
              Total expenses               36,456    54,123    70,932   102,151
                                         --------- --------- --------- ---------
Income Before Income Taxes and
  Change in Accounting Principle            8,297    18,857    12,551    39,275
                                         --------- --------- --------- ---------
Income Tax Expense:
    Current                                   238       144       360       299
    Deferred                                2,951     7,022     4,441    14,626
                                         --------- --------- --------- ---------
              Total income taxes            3,189     7,166     4,801    14,925
                                         --------- --------- --------- ---------

Income Before Change in Accounting
  Principle                                 5,108    11,691     7,750    24,350
Cumulative Effect of Change in
  Accounting Principle                        --        --        --      1,325
                                         --------- --------- --------- ---------
Net Income                               $  5,108  $ 11,691  $  7,750  $ 25,675
                                         ========= ========= ========= =========
Income Before Change  in Accounting
  Principle Per Common Share:
    Basic                                $    .14  $    .27  $    .21  $    .56
    Diluted                              $    .14  $    .27  $    .21  $    .56
Net Income Per Common Share:
    Basic                                $    .14  $    .27  $    .21  $    .59
    Diluted                              $    .14  $    .27  $    .21  $    .59
Weighted Average Common Shares
  Outstanding:
    Basic                                  36,109    43,521    36,072    43,477
    Diluted                                36,405    43,749    36,336    43,690

                                                      December 31,    June 30,
                                                          2002          2003
-------------------------------------------------------------------------------
Balance Sheet Data:
    Current assets                                     $  51,399     $  60,501
    Total assets                                       $ 578,163     $ 620,249
    Current liabilities                                $  34,532     $  33,662
    Long-term debt                                     $  30,500     $  19,000
    Other long-term liabilities                        $   5,439     $  17,399
    Deferred income taxes                              $  86,320     $ 101,713
    Shareholders' equity                               $ 421,372     $ 448,475


                                                           Six Months Ended
                                                               June 30,
                                                          2002          2003
-------------------------------------------------------------------------------
Statement of Cash Flows Data:
    Cash Flow From Operations before Changes
      in Working Capital (1)                           $  29,702     $  63,550
    Net Change in Working Capital                         11,109        (2,895)
                                                       ----------    ----------
    Net Cash Provided by Operating Activities          $  40,811     $  60,655
                                                       ==========    ==========
    Net Cash Used in Investing Activities              $  27,822     $  44,082
    Net Cash Used in Financing Activities              $  11,922     $  15,744

                                         Three Months Ended   Six Months Ended
                                              June 30,            June 30,
                                           2002      2003      2002      2003
--------------------------------------------------------------------------------
Contract Drilling Operations Data:

    Rigs Utilized                            33.2      62.4      33.0      56.8
    Operating Margins                         22%       26%       25%       23%
    Operating Profit Before
      Depreciation(2)($MM)               $    5.7  $   11.6  $   13.3  $   18.3

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                           110       123       227       238
        Natural Gas - MMcf                  5,097     4,955     9,653     9,810
    Average Prices
        Oil - Bbl                        $  22.59  $  25.51  $  19.83  $  27.86
        Natural Gas - Mcf                $   3.00  $   4.74  $   2.53  $   5.34
    Operating Profit Before
      DD&A(2)($MM)                       $   13.5  $   21.0  $   20.5  $   47.6

--------------------
(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company and the amount is used as a performance limit to meet the covenants contained in our credit facility.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense.